Exhibit 99.1

INSTRUCTIONS FOR USE OF THE LGL GROUP, INC.

COMMON STOCK SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE COMPANY
OR YOUR BANK OR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a subscription rights offering (the “Rights Offering”) by The LGL Group, Inc., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Company’s prospectus relating to the Rights Offering dated     , 2026, forming a part of the Company’s effective Registration Statement on Form S-1 (together, the “Prospectus”). In the rights distribution (as such term is defined in the Prospectus), holders of record of shares of the Company’s Common Stock, at 5:00 p.m., Eastern time, on     , 2026 (the “Record Date”), received one transferable subscription right (a “Right”) for each share of the Company’s Common Stock held by them as of the Record Date. One (1) Right is exercisable, upon payment of $  as described below (the “Subscription Price”), to purchase one (1) share of Common Stock (the “Basic Subscription Right”). In addition, subject to the proration described below, each holder of a Right (each, a “Rightsholder”) who is a stockholder of record as of the Record Date that fully exercises such Rightholder’s Basic Subscription Right with respect to all Rights that it holds in the same capacity pursuant to a single rights certificate also has the right to subscribe at the Subscription Price for additional shares of Common Stock (the “Over-subscription Privilege”). If shares of Common Stock being offered in the Rights Offering remain available for subscription following the exercise of the Basic Subscription Right by Rightsholders prior to the Expiration Time, as defined below (the “Excess Shares”), such Rightsholders who were stockholders of record as of the Record Date may exercise their Over-subscription Privilege to subscribe for a number of Excess Shares. If there are not a sufficient number of Excess Shares of Common Stock to satisfy all subscriptions pursuant to the exercise of Over-subscription Privileges by the applicable Rightsholders, the available Excess Shares of Common Stock will be allocated pro rata among such Rightsholders exercising their Over-subscription Privilege in proportion to the number of shares of Common Stock that each such Rightsholder subscribed for pursuant to the exercise of such Rightsholder’s Over-subscription Privilege with respect to the Rights.

The Rights Offering will expire at 5:00 p.m., Eastern time, on     , 2026, unless extended as described in the Prospectus (the “Expiration Time”).

AS DESCRIBED IN THESE INSTRUCTIONS, YOUR RIGHTS CERTIFICATE (ALONG WITH AN INTERNAL REVENUE SERVICE FORM W-8 OR W-9, AS APPLICABLE, TO THE EXTENT REQUIRED BY PARAGRAPH 2 OF THESE INSTRUCTIONS) MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED BELOW AND IN THE PROSPECTUS, BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.

Below is a list of the key dates for the Rights Offering of which you should be aware. With the exception of the Record Date and rights distribution date, such dates are subject to change in the event the Company’s board of directors (the “Board”) determines to extend the Rights Offering. For more information regarding these dates, we encourage you to review the section of the Prospectus entitled “The Rights Offering,” as this portion of the Prospectus describes other timing considerations of which you should be aware regarding the Rights Offering.

Date	Event / Action
5:00 p.m., Eastern time, on , 2026	Record Date.
5:00 p.m., Eastern time, on , 2026	Rights distribution date.
, 2026	Commencement of the Rights Offering. Expected commencement of trading for the Rights on the NYSE American under the symbol “LGL RF.”
11:00 a.m., Eastern time, on , 2026 (five business days prior to the Expiration Time, as may be adjusted in the event of an extension of the Expiration Time)

Date by which registered foreign holders of the Rights must notify the Subscription Agent and establish to the satisfaction of the Subscription Agent that it is permitted to exercise its Rights.

Date by which the Subscription Agent must have received appropriate materials from holders of the Rights who intend to make cash payment of the subscription right by uncertified check.

11:00 a.m., Eastern time, on , 2026 (five business days prior to the expiration date, as may be adjusted in the event of an extension of the expiration time)

Date by which the Subscription Agent must have received appropriate materials from holders of the Rights in order to have the Subscription Agent sell such Rights.

Date by which the Subscription Agent must have received appropriate materials from holders of the Rights in order to transfer all or a portion of such holder’s Rights (other than pursuant to a sale by the Subscription Agent).

5:00 p.m., Eastern time, on , 2026	Expiration of the Rights Offering.

No fractional Rights or shares of Common Stock, or cash in lieu thereof, were or will be issued or paid. Instead, the total number of Rights or shares of Common Stock issued to each stockholder was or will be rounded down to the nearest whole number. Nominee holders of the Company’s Common Stock that held, on the Record Date, shares for the account(s) of more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise such beneficial owners’ Basic Subscription Right and Over-subscription Privilege as described below.

The Rights will be traded on the NYSE American under the symbol “LGL RT.” Trading begins on    , 2026 and shall cease at market close on     , 2026.

The number of Rights to which a holder of Common Stock is entitled is printed on the face of that holder’s “Rights Certificate.” You should indicate your wishes with regard to the exercise, assignment, transfer or sale of your Rights by completing the Rights Certificate and returning it to the Subscription Agent in the envelope provided.

1.	EXERCISE YOUR RIGHTS AND SUBSCRIBE FOR SHARES OF COMMON STOCK (Section 1 of the Rights Certificate).

To exercise Rights, deliver your properly completed and executed Rights Certificate, by checking the boxes next to Section 1.A and 1.B, if applicable, and completing Section 1.C, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-subscription Privilege, to the Subscription Agent.

Payment of the applicable Subscription Price must be made for the full number of shares of Common Stock being subscribed for by wire transfer or personal check drawn upon a U.S. bank, payable to: Computershare Inc., as Subscription Agent.

THE SUBSCRIPTION PRICE WILL BE DEEMED TO HAVE BEEN RECEIVED BY THE SUBSCRIPTION AGENT ONLY UPON (I) THE CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECK, OR (II) THE RECEIPT BY THE SUBSCRIPTION AGENT OF ANY WIRE TRANSFER DRAWN UPON A U.S. BANK.

If paying by uncertified personal check, please note that the funds paid thereby may take approximately five business days to clear. Accordingly, if you intend on making your cash payment of the Rights Price by uncertified check, you should ensure that the Subscription Agent receives the appropriate materials by     , 2026 (at least five business days prior to the Expiration Time).

Notice of Guaranteed Delivery. Alternatively, you may cause a written guarantee substantially in the form enclosed herewith (the “Notice of Guaranteed Delivery”) from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature medallion guarantee program pursuant to Securities and Exchange Commission Rule 17Ad-15 acceptable to the Subscription Agent (each of the foregoing being an “Eligible Institution”), to be received by the Subscription Agent at or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Certificate, the number of Rights being exercised pursuant to the Basic Subscription Right and the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-subscription Privilege, and will guarantee the delivery to the Subscription Agent of your properly completed and executed Rights Certificate within one business day following the date of the Notice of Guaranteed Delivery. Delivery information for the Subscription Agent are listed below. If this procedure is followed, your Rights Certificate must be received by the Subscription Agent within one business day of the Notice of Guaranteed Delivery.

Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Company by contacting info@lglgroup.com.

Banks, brokers, trusts, depositaries or other nominee holders of the Rights who exercise the Rights on behalf of beneficial owners of the Rights will be required to certify to the Subscription Agent and the Company, in connection with any exercise of the Over-subscription Privilege, the aggregate number of the Rights that have been exercised and the number of shares of Common Stock that are being subscribed for pursuant to the Over-subscription Privilege by each beneficial owner of the Rights on whose behalf such nominee holder is acting. If more shares of Common Stock are subscribed for pursuant to the Over-subscription Privilege than are available for sale, such shares will be allocated, as described above, among Rightsholders of the Rights exercising their Over-subscription Privilege in proportion to the number of shares of Common Stock that each such Rightsholder subscribed for pursuant to the exercise of such Rightsholder’s Over-subscription Privilege with respect to the Rights.

The addresses of the Subscription Agent are as follows:

If delivering by first class mail:	If delivering by registered, certified or express mail or overnight courier:
Computershare c/o Voluntary Corporate Actions; COY: LGL P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions; COY: LGL 150 Royall Street, Suite V Canton, MA 02021

For assistance concerning the method of exercising your Rights or requests for additional documentation, please contact the Company at info@lglgroup.com.

If you exercise less than all of the Rights evidenced by your Rights Certificate you may either (a) check the box next to Section 2 and complete Section 2 of your Rights Certificate to direct the Subscription Agent to attempt to sell the unexercised Rights (but no fractional Rights) on your behalf (and provide an Internal Revenue Service Form W-8 or W-9, as described in Paragraph 2(a) below), (b) check the box next to Section 3 and complete Section 3 of your Rights Certificate to transfer your remaining unexercised Rights (but no fractional Rights) to a designated transferee or to assign them to a bank or broker to sell for you, or (c) check the box next to Section 4 and complete Section 4 of your Rights Certificate and the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Rights (see Paragraph 4 of these “Instructions For Use of The LGL Group, Inc. Rights Certificates”). If you choose to have any such new Rights Certificate delivered to a different address, so indicate in Section 4 of your Rights Certificate. If you choose to have a new Rights Certificate sent, you may not receive the new Rights Certificate in sufficient time to permit the exercise, assignment, transfer or sale of the Rights evidenced thereby.

If you have not indicated the number of Rights being exercised, or if you have not forwarded full payment of the Subscription Price for the number of Rights that you have indicated are being exercised, you will be deemed to have exercised the Basic Subscription Right with respect to the maximum number of whole Rights which may be exercised for the aggregate Subscription Price transmitted or delivered by you, and to the extent that the aggregate Subscription Price transmitted or delivered by you exceeds the product of the applicable per share Subscription Price multiplied by the number of whole Rights evidenced by the Rights Certificate(s) transmitted or delivered by you and no direction is given as to the excess (such excess being the “Subscription Excess”), you will be deemed to have exercised your Over-subscription Privilege to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the applicable per share Subscription Price, subject to the limit on the number of shares of Common Stock available to be purchased in the Rights Offering and applicable proration.

Conditions to Completion of the Rights Offering. There are no conditions to the completion of the Rights Offering. However, the Company has the right to terminate the Rights Offering for any reason before the Rights expire.

Delivery of Shares of Common Stock. As soon as practicable after the Expiration Time, the following deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in Section 1 of your Rights Certificate.

Subscription Privilege. The Subscription Agent will deliver to each validly exercising Rightsholder shares of Common Stock purchased pursuant to such exercise including the number of shares of Common Stock allocated to and purchased by such Rightsholder pursuant to its Over-subscription Privilege. The Subscription Agent will effect delivery of the subscribed-for shares of Common Stock through the Subscription Agent’s book-entry registration system by mailing to each subscribing Rightsholder a statement of holdings detailing such Rightsholder’s subscribed-for shares of Common Stock and the method by which the subscribing Rightsholder may access its account and, if desired, trade its shares. See “The Rights Offering - Subscription Privileges” in the Prospectus.

Return of Excess Payments. The Subscription Agent will promptly deliver to each Rightsholder who exercises the Over-subscription Privilege any excess funds tendered, without interest or deduction, in payment of the Subscription Price for each share of Common Stock that is subscribed for by, but not allocated to, such Rightsholder pursuant to the Over-subscription Privilege.

2.	SELL YOUR RIGHTS (Section 2 of the Rights Certificate).

(a)    Sale of All Unexercised Rights Through the Subscription Agent. To sell all unexercised Rights (but no fractional Rights) through the Subscription Agent, you must so indicate by checking the box next to Section 2 and completing Section 2 of the Rights Certificate and you must provide a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable, to the Subscription Agent along with your completed Rights Certificate. Internal Revenue Service Forms W-8 and W-9 and the applicable instructions are available on the Internal Revenue Service website at www.irs.gov. IF THE SUBSCRIPTION AGENT SELLS ANY OF YOUR RIGHTS, SUCH RIGHTS WILL BE DEEMED TO HAVE BEEN SOLD AT THE WEIGHTED AVERAGE NET SALE PRICE OF ALL RIGHTS SOLD BY THE SUBSCRIPTION AGENT. Promptly following the Expiration Time, the Subscription Agent will send the selling Rightsholder a check for the net proceeds from the sale of any Rights sold, reduced by any applicable tax withholding (including backup withholding). The aggregate fees charged by the Subscription Agent for selling the Rights will be deducted from the aggregate sale price for all such Rights in determining the weighted average net sale price of all such Rights. The Subscription Agent’s obligation to execute sell orders is subject to its ability to find buyers for the Rights. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE RIGHTS OR THAT THE SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY RIGHTS.

You must have your order to sell your Rights to the Subscription Agent before 11:00 a.m.,
Eastern time, on the fifth business day before the Expiration Time
(which is     , 2026, unless the Expiration Time is extended).

We encourage you to review the discussion in the Prospectus under the heading, “Method of Transferring and Selling Rights”. Deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in Section 2 of your Rights Certificate.

Failure to provide a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable, may result in the imposition of backup withholding (currently at a rate of 24%).

(b)    Sale of Less than All Unexercised Rights Through the Subscription Agent. You may have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Paragraph 4 below. The Rights Certificate evidencing the number of unexercised Rights you intend to sell can then be sold by following the instructions in Paragraph 2(a). IF THE SUBSCRIPTION AGENT SELLS ANY OF YOUR RIGHTS, SUCH RIGHTS WILL BE DEEMED TO HAVE BEEN SOLD AT THE WEIGHTED AVERAGE SALE PRICE OF ALL RIGHTS SOLD BY THE SUBSCRIPTION AGENT.

Promptly following the Expiration Time, the Subscription Agent will send the holder a check for the net proceeds from the sale of any Rights sold, reduced by any applicable tax withholding (including backup withholding). The aggregate fees charged by the Subscription Agent for selling the Rights will be deducted from the aggregate sale price for all such Rights in determining the weighted average net sale price of all such Rights. The Subscription Agent’s obligation to execute sell orders is subject to its ability to find buyers for the Rights. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE RIGHTS OR THAT THE SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY RIGHTS.

You must have your order to sell your Rights to the Subscription Agent before 11:00 a.m.,
Eastern time, on the fifth business day before the Expiration Time
(which is     , 2026, unless the Expiration Time is extended).

We encourage you to review the discussion in the Prospectus under the heading “Method of Transferring and Selling Rights.” Deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in Section 2 of your Rights Certificate.

3.	TRANSFER OF ALL OR LESS THAN ALL UNEXERCISED RIGHTS TO ONE OR MORE DESIGNATED TRANSFEREES (Section 3 of the Rights Certificate).

(a)    One Designated Transferee. To transfer all of your unexercised Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf, you must so indicate by checking the box next to Section 3 and completing Section 3 of your Rights Certificate. A Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Rights Certificate issued. If you wish to transfer less than all of your unexercised Rights (but no fractional Rights) to one designated transferee or to a broker, dealer or nominee for sale on your behalf, so indicate by checking the box next to Section 3 and completing Section 3 of your Rights Certificate and separately instruct the Subscription Agent as to the action to be taken with respect to the unexercised Rights not transferred. Such instructions should be guaranteed by an Eligible Institution. If no such instructions are received, the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Rights. If the box next to Section 3 is checked but Section 3 is not completed, the Subscription Agent may thereafter treat the bearer of the Rights Certificate as the absolute owner of all of the Rights evidenced by such Rights Certificate for all purposes, and neither the Subscription Agent nor the Company shall be affected by any notice to the contrary.

If you wish to transfer any of your Rights, you must have your order to transfer such Rights to the Subscription Agent by the fifth business day prior to the Expiration Time
(which is     , 2026, unless the Expiration Time is extended).

(b)    More than One Designated Transferee. Because only the Subscription Agent can issue Rights Certificates, if you wish to transfer all or less than all of the unexercised Rights (but no fractional Rights) evidenced by your Rights Certificate to more than one designated transferee or to more than one broker, dealer or nominee for sale on your behalf, so indicate by checking the box next to Section 3 and completing Section 3 and separately instruct the Subscription Agent as to the action to be taken with respect to any unexercised Rights not transferred. Such instructions should be guaranteed by an Eligible Institution. Alternatively, you may first have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Paragraph 5 below. Each Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in Paragraph 5(c).

If you wish to transfer any of your Rights, you must have your order to transfer such Rights to the Subscription Agent by the fifth business day prior to the Expiration Time
(which is     , 2026, unless the Expiration Time is extended).

4.	TO HAVE A RIGHTS CERTIFICATE DIVIDED INTO SMALLER DENOMINATIONS.

Send your Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided), signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Rights Certificates to be issued and returned so that they can be used prior to the Expiration Time. Alternatively, you may assign your unexercised Rights to a bank or broker to effect such actions on your behalf. Your signature must be guaranteed by an Eligible Institution if any of the new Rights Certificates are to be issued in a name other than that in which the old Rights Certificate was issued. Rights Certificates may not be divided into fractional Rights, and any instruction to do so will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive such new Rights Certificate(s) in time to enable the Rightsholder to complete a sale, exercise or transfer by the Expiration Time. Neither the Company nor the Subscription Agent will be liable to either a transferor or transferee for any such delays.

If you choose to have a new Rights Certificate sent, you may not receive the new Rights Certificate in sufficient time to permit the exercise, assignment, transfer or sale of the Rights evidenced thereby.

5.	EXECUTION.

(a)    Execution by Registered Holder(s). The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. If the Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)    Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Company dispenses with proof of authority, in its sole and absolute discretion.

(c)    Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you wish to transfer all or less than all of your unexercised Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf as specified in Paragraphs 4(c) and/or 4(d), or to have the Subscription Agent sell less than all of your unexercised Rights, as specified in Paragraph 4(b).

6.	METHOD OF DELIVERY.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rightsholder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Time. If paying by uncertified personal check, please note that the funds paid thereby may take approximately five business days to clear. Accordingly, if you intend on making your cash payment of the Subscription Price by uncertified check, you should ensure that the Subscription Agent receives the appropriate materials by     , 2026 (at least five business days prior to the Expiration Time). Rightsholders who wish to pay the Subscription Price by means of wire transfer are urged to contact the Company at [●] of their intent to wire funds before sending their wire and to obtain wire instructions. This will ensure prompt and accurate credit upon receipt of such wire. Please contact the Company for further information.

7.	SPECIAL PROVISIONS RELATING TO THE DELIVERY OF RIGHTS THROUGH THE DEPOSITORY TRUST COMPANY.

If you are a broker, a dealer, a trustee or a depositary for securities who holds shares of Common Stock for the account of others as a nominee holder, you may, upon proper showing to the Subscription Agent, exercise your beneficial owners’ Basic Subscription Right and Over-subscription Privilege through The Depository Trust Company (“DTC”). You may exercise held through DTC through DTC’s PSOP Function on the “agents subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the Subscription Price and to deliver such amount to the Subscription Agent. DTC must receive the subscription instructions and payment for the new shares by the Expiration Time unless guaranteed delivery procedures are utilized.